                                                                  Exhibit 12.1

                                   SAFEWAY INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (Dollars in millions)



                                                                               Fiscal Year
                                               -----------------------------------------------------------------------
                                                 52 Weeks        52 Weeks        53 Weeks       52 Weeks     52 Weeks
                                                   1999            1998            1997           1996         1995
                                               -----------     -----------     -----------     ---------     ---------
Income before income taxes and
       extraordinary loss                      $ 1,674.0       $ 1,396.9       $ 1,076.3       $ 767.6       $ 556.5

Add interest expense                               362.2           235.0           241.2         178.5         199.8

Add interest on rental expense (a)                 183.0           108.2            88.5          90.0          87.5

Less equity in earnings of unconsolidated
       affiliates                                  (34.5)          (28.5)          (34.9)        (50.0)        (26.9)

Add minority interest in subsidiary                  5.9             5.1             4.4           3.4           3.9
                                               ---------       ---------       ---------       -------       -------

Earnings                                       $ 2,190.6       $ 1,716.7       $ 1,375.5       $ 989.5       $ 820.8
                                               =========       =========       =========       =======       =======



Interest expense                               $   362.2       $   235.0       $   241.2       $ 178.5       $ 199.8

Add capitalized interest                             9.3             8.5             5.7           4.4           4.6

Add interest on rental expense(a)                  183.0           108.2            88.5          90.0          87.5
                                               ---------       ---------       ---------       -------       -------

Fixed charges                                  $   554.5       $   351.7       $   335.4       $ 272.9       $ 291.9
                                               =========       =========       =========       =======       =======

Ratio of earnings to fixed charges                  3.95            4.88            4.10          3.63          2.81
                                               =========       =========       =========       =======       =======


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(a)  Based on a 10% discount factor on the estimated present value of future operating lease payments.